Exhibit 99.1

HyreCar Announces Fourth Quarter and Full-Year 2019 Results

Full-Year Revenues Increase 62% to $15.9 Million; Fourth Quarter Revenues Increase 50% to $4.8 million, up 30% Sequentially; Rental Days increases 35% Sequentially to 197,243 and 61% to 621,201 for the Full-Year

LOS ANGELES--(BUSINESS WIRE)--HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing and food/package delivery services, today reported financial results and provided a corporate update for the fourth quarter and year ended December 31, 2019.

Full Year 2019 Financial Highlights

•	Revenue was $15.9 million, compared to $9.8 million in 2018, an increase of 62%.

•	Net Loss of ($12.4) million and earnings per share of ($0.89), compared to ($11.2) million and ($1.31) in 2018.

•	Adjusted Loss of ($10.4) million and adjusted earnings per share of ($0.75), also referred to as adjusted net income per share, compared to ($0.83) in 2018.

Fourth Quarter 2019 Financial Highlights

•	Revenue was $4.8 million, compared to $3.2 million in 2018, an increase of 52%.

•	Net Loss of ($4.9) million and earnings per share of ($0.40), compared to ($2.6) million and ($0.31) in 2018.

•	Adjusted Loss of ($4.4) million or and adjusted earnings per share of ($0.36), also referred to as adjusted net income per share.

Additional Fourth Quarter 2019 Highlights

•	New drivers to the platform in Q4 2019 were up 69% year over year

•	Number rental days on our platform increased 35% from approximately 145,738 in Q3 2019 to 197,243 in Q4 2019, and commercial bookings represented 76% of all cars rented on the platform.

•	Customer Satisfaction Rates continue to improve to industry-leading answer rates of 90% or greater and Customer Experience ratings increase across major consumer rating websites

•	Technological improvements to security architecture, backend systems to ensure scalability of the Hyrecar platform and reduction of technology costs through code optimizations.

•	Commercial inventory starts have begun to accelerate with the onboarding of two large regional rental fleet partners with over vehicles in Q4

“HyreCar’s fourth-quarter revenues grew to $4.8 million, even as we continued to improve and expand every aspect of our partnerships and platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “Despite uncertain times, we see opportunities to maintain our current business now and expand our business as the country goes back to work.”

“We will continue to work hard in the coming months to keep our employees safe and productive as we continue to build our ecosystem to help our clients and customers benefit from the changes in the transportation, mobility and package delivery industries by moving people to look for subscription and rental opportunities for cars versus car ownership.”

Adjusted net income per share is a non-GAAP financial measure. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

Fourth Quarter 2019 Financial Discussion

Total revenue, in the fourth quarter of 2019, increased 52%, to a record $4.9 million, compared to $3.2 million, in the fourth quarter of 2018. Revenue growth in the fourth quarter was primarily driven by rental days increasing 35% from approximately 145,738 in the third quarter to approximately 197,243 in the fourth quarter. Revenues were also impacted by a reduction in new driver incentives, seasonality and timing of commercial car supply onto the platform versus the same quarter in 2018.

Total operating expenses, consisting of sales and marketing, general and administrative, and research and development expenses, were $4.3 million in the fourth quarter of 2019, compared to $3.6 million in the same year-ago quarter. Operating expenses declined 28% from $6.0 million in the prior quarter. The increase in operating expenses for the year does include $0.4 million in non-cash stock-based compensation costs.

Net loss in the fourth quarter of 2019 totaled $4.9 million, or ($0.31) per share, compared to a net loss of $2.6 million, or $(0.30) per share, in the prior year’s quarter. Adjusted net loss for the fourth quarter, after excluding certain non-cash stock-based compensation for employee compensation and legal expenses was $4.4 million, or $(0.36) per share. A reconciliation of net income to adjusted net income per share is included within this press release.

Cash on December 31, 2019, totaled $10.6 million. This was primarily the result of the completion of a secondary offering in July 2019 so we believe that we have sufficient cash resources to continue operations indefinitely.

Full Year Quarter 2019 Financial Discussion

Total revenue in the full year of 2019 increased 62%, to a record $15.9 million, compared to $9.8 million, in the full year of 2018. Revenue growth in the full year was primarily driven by increased rental days that rose 61.4% during the year as net rental days increased from approximately 384,835 in 2018 to approximately 621,201 in the 2019. Revenues were also impacted by a reduction in new driver incentives, seasonality and timing of commercial car supply onto the platform.

Total operating expenses, consisting of sales and marketing, general and administrative, and research and development expenses, were $18.3 million in the full year of 2019, compared to $13.8 million in the same period a year ago. The increase in operating expenses was primarily due to increased sales and marketing expenses to support business expansion and does include $1.9 million in non-cash stock-based compensation costs.

Net loss in the full year of 2019 totaled $12.4 million, or ($0.89) per share, compared to a net loss of $11.2 million, or $(1.31) per share, in the prior year. Adjusted net loss for the full year, after excluding certain non-cash stock-based compensation for employee compensation and legal expenses was $10.5 million, or $(0.75) per share. A reconciliation of net income to adjusted net income per share is included within this press release.

Conference Call

Management will host an investor conference call at 2:00 p.m. PSDT (5:00 p.m. EST) on Wednesday, March 25, 2020 to discuss HyreCar’s full-year 2019 financial results, provide a corporate update, and conclude with Q&A from participants. To participate in the call, please dial (866) 670-5260 (domestic) or (409) 217-8773 (international). The conference code is 1588584. This call is being webcast and can be accessed by on the Investor Relations section of Hyrecar’s website at: https://ir.hyrecar.com/.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing in all 50 states and the District of Columbia via its proprietary technology platform. The Company has established a leading presence in Transportation as a Service (TaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from TaaS. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Non-GAAP Financial Information

To supplement HYRE’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HYRE presents certain financial measures that are not prepared in accordance with GAAP, specifically adjusted EPS. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HYRE is presenting these non-GAAP financial measures to assist investors in seeing HYRE’s operating results through the eyes of management and because HYRE’s believes that these measures provide a useful tool for investors to use in assessing HYRE’s operating performance against prior period operating results and against business objectives. HYRE uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HYRE has not reconciled adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HYRE does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HYRE is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

Contacts

Scott Brogi
Chief Financial Officer
scott@HyreCar.com

John Evans
Investor Relations
415-309-020
j.evans@HyreCar.com

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